TYPE:  SC 13G
 SEQUENCE:  1



[DESCRIPTION]SCHEDULE 13G



                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No.    )*

                            GLOBALSOFT ACQUISITION GROUP, INC.

                               (Name of Issuer)

                                 Common Stock

                        (Title of Class of Securities)



                                 (CUSIP Number)

                                February 26, 2001

            (Date of Event Which Requires Filing of this Statement)

                                Mark H. Rhynes
                            1522 West Manchester Ave.
                            Los Angeles, CA  90047
                                 (323) 971-6063

(Name, Address and Telephone Number of Person Authorized to Receive
Notices and
                                Communications)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)
     [x] Rule 13d-1(c)
     [_] Rule 13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  Page 1 of 5


------------------------------------------------------------------------
--------
CUSIP No.:
------------------------------------------------------------------------
--------
1  NAME OF REPORTING PERSON
   Mark H. Rhynes
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   ###-##-####
------------------------------------------------------------------------
--------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [_]

                                                            (b) [_]
------------------------------------------------------------------------
--------
3  SEC USE ONLY
------------------------------------------------------------------------
--------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   USA
------------------------------------------------------------------------
--------
                                   5  SOLE VOTING POWER
                                      9,500,000
NUMBER OF SHARES                   -------------------------------------
-------
  BENEFICIALLY                     6  SHARED VOTING POWER
   OWNED BY
     EACH                          -------------------------------------
-------
   REPORTING                       7  SOLE DISPOSITIVE POWER
    PERSON                            9,500,000
     WITH                          -------------------------------------
-------
                                   8  SHARED DISPOSITIVE POWER

------------------------------------------------------------------------
--------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   9,500,000
------------------------------------------------------------------------
--------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
[   ]
------------------------------------------------------------------------
--------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    95.0%
------------------------------------------------------------------------
--------
12  TYPE OF REPORTING PERSON
    IN
------------------------------------------------------------------------
--------

                                       2




Item 1.

          (a)  Name of Issuer: Globalsoft Acquisition Group, Inc.

          (b)  Address of Issuer's Principal Executive Offices:

               1522 West Manchester Ave.
               Los Angeles, CA  90047
Item 2.

          (a)  Name of Person Filing: Mark H. Rhynes.


          (b)  Address of Principal Business Office:

               Mark H. Rhynes:
               1522 West Manchester Ave.
               Los Angeles, CA  90047


          (c)  Citizenship: Mark H. Rhynes - USA.

          (d)  Title of Class of Securities: Common Stock

          (e)  CUSIP Number:

Item 3.   Not Applicable.

Item 4.   Ownership

          (a)  Amount Beneficially Owned: 9,500,000

          (b)  Percent of Class:  95.0%

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote 9,500,000.

               (ii)  shared power to vote or to direct the vote -0-.

(iii) sole power to dispose or to direct the disposition
		      of 9,500,000

         (iv)  shared power to dispose or to direct the
		      disposition of -0-.


Item 5.  Ownership of Five Percent or Less of a Class

         Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not Applicable.

                                       3


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group

         Not Applicable.

Item 9.  Notice of Dissolution of a Group

         Not Applicable.

Item 10. Certification

         Not Applicable.

                                       4


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       April 20, 2001


                                       Mark H. Rhynes
                                       President


                                       By: /s/ Mark H. Rhynes
                                       ---------------------------------
-
                                       Mark H. Rhynes

                                  Page 5 of 5